UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest event reported): October 27, 2004.

ENCISION, INC.

(Exact name of Registrant as specified in its charter)

Colorado	0-28604	84-1162056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6797 Winchester Circle, Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 444-2600

4828 Sterling Dr., Boulder, Colorado

(Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02       Results of Operations and Financial Condition

On October 27, 2004, Encision Inc. issued a press release announcing if financial results for the second quarter ended September 30, 2004.  The text of the press release is set forth beginning on the following page.

Encision’s 2Q Revenue Rises 10%; Names Vice-President Engineering

Boulder, Colorado, October 27, 2004 — Encision Inc. (Amex: ECI), a medical device company with patented surgical technology emerging as a standard of care in minimally-invasive surgery, announced financial results for its second fiscal quarter ended September 30, 2004.

For its second fiscal quarter, Encision’s revenues increased by 10% to $2.1 million compared to $1.9 million for last year’s second fiscal quarter. Net loss for the second fiscal quarter was $(57,000), or $(0.01) per share, compared to net income of $35,000, or $0.01 per share, for last year’s second fiscal quarter. Gross profit as a percent of sales decreased slightly to 58% in the second fiscal quarter versus 59% in the second fiscal quarter of 2003. Operating expenses for the second fiscal quarter increased by 17% to $1.3 million compared to $1.1 million in the second fiscal quarter last year.

Jack Serino, President and CEO of Encision said, “During the second quarter ended September 30, 2004, we began to see a slight trend in improved revenues as a result of a rejuvenated and focused sales force and we anticipate increased revenue for our full fiscal year that ends March 31, 2005.”

Encision also announced that it has named Warren Taylor as its Vice-President Engineering. “As we embark on a major engineering program to enhance and expand our product line and applications for our AEM technology, we are extremely pleased to have Mr. Taylor join our engineering and management team,” said Mr. Serino.

Mr. Taylor holds a number of patents, including patents in medical devices. Most recently, he was with TriE Medical, Inc., a product development company that specializes in medical devices. Previously, he was with Angiosonics Inc, a therapeutic ultrasound company, as its Vice President of Technical Affairs and Weck Endoscopy as Manager of Technology Development. Mr. Taylor holds a bachelor of science in mechanical engineering from North Carolina State University.

Encision Inc. designs, develops, manufactures and markets patented surgical instruments that provide greater safety to patients undergoing minimally-invasive surgery. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to increase revenues through the Company’s distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

CONTACT:                  Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

ENCISION INC.

Condensed Balance Sheets

(Unaudited)

	September 30, 2004	March 31, 2004

Cash and cash equivalents	$1,422,000	$1,357,000
Total current assets	3,686,000	3,432,000
Total assets	4,147,000	3,884,000
Current liabilities	973,000	839,000
Shareholders’ equity	3,166,000	3,030,000
Total liabilities and shareholders’ equity	$4,147,000	$3,884,000

ENCISION INC.

Statements of Operations

(Unaudited)

	Three months ended September 30,
	2004	2003

Net revenue	$2,066,000	$1,880,000
Cost of revenue	871,000	773,000
Gross profit	1,195,000	1,107,000
Gross margin	57.8%	58.9%
Operating expenses	1,252,000	1,072,000
Operating (loss) income	(57,000)	35,000
Net (loss) income	$(56,000)	$32,000
Net (loss) income per Share	$(.01)	$.01

	Six months ended September 30,
	2004	2003

Net revenue	$3,829,000	$3,582,000
Cost of revenue	1,618,000	1,505,000
Gross profit	2,211,000	2,077,000
Gross margin	57.7%	58.0%
Operating expenses	2,559,000	2,005,000
Operating (loss) income	(348,000)	72,000
Net (loss) income	$(347,000)	$67,000
Net (loss) income per Share	$(.06)	$.01

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Encision Inc.

Date: October 28, 2004	/s/ Marcia K. McHaffie
Marcia K. McHaffie
Controller
Principal Accounting Officer